                                              Rule 424(b)(3)
                                              File No. 333-38545

Pricing Supplement No. 68                     Dated: November 6, 1997
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 4, 1997)



U.S.$2,500,000,000
Heller Financial, Inc.
Medium-Term Notes, Series G

(Registered Notes - Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $100,000,000                Issue Price: 100%

Original Issue Date: November 12, 1997        Stated Maturity Date: May 7, 1999

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
        (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
        (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
        (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
Each Business Day, up to but excluding the Stated Maturity Date, provided that there will be a Two Business Day cutoff prior to each Interest Payment Date and the Stated Maturity Date.


Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 7th day of February, May, August and November of each year beginning February 9, 1998 up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date.

                                             Rule 424(b)(3)
                                             File No. 333-38545

Pricing Supplement No. 68                    Dated: November 6, 1997
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 4, 1997)


Initial Interest Rate: To be determined

Index Maturity: N/A

Day Count Convention: Act/360

Maximum Interest Rate: N/A                   Minimum Interest Rate: N/A

Spread (+/-):+.125%                          Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date: The Redemption Price shall initially be   % of the
     principal amount of the Note to be redeemed and shall decline at each
     anniversary of the Initial Redemption Date by   % of the principal amount
     to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
    (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .071%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 68
                       UNDER MTN-SERIES G PROGRAM: $2,158,250,000.00
                   b)  CUSIP #42333HJD5

Agent: Merrill Lynch & Co.
       250 Vesey Street
       New York, NY 10281